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                                                                   EXHIBIT 99.1

MEDICAL MANAGER CORPORATION ANNOUNCES SECOND QUARTER RESULTS - REPORTS $0.25 EPS ON 28% SALES GAIN -


TAMPA, Fla., July 15 / PRNewswire/ -- Medical Manager Corporation (Nasdaq: MMGR
- news) today announced financial results for the second quarter ended June 30, 1999.

Total revenues for the second quarter rose 28% to $44,447,000 compared to revenues of $34,608,000 in the second quarter of 1998. Net earnings increased 25% to $5,835,000 or $0.25 per diluted share, compared with earnings of $4,668,000, or $0.21 per diluted share in last year's second quarter.

For the six month period ended June 30, 1999, revenue grew 30% to $86,171,000 from $66,094,000 in the first half of 1998. Net earnings for the six month period increased 39% to $11,395,000, or $0.48 per diluted share, compared to $8,217,000, or $0.37 per diluted share reported last year.

As previously announced, Medical Manager Corp. and Synetic, Inc. (Nasdaq: SNTC
- news) have agreed to merge -- the merger will be voted on during the shareholders meeting scheduled for July 23, 1999.

Commenting on the results, John Kang, President stated, "We are pleased with our solid results for the second quarter that continue to reflect strong market conditions and increased demand in all aspects of our business. Our 28% revenue growth was driven by new system sales, product upgrades, and our EDI initiatives. During the quarter, we installed 2,400 Version 9 systems, both new and upgrades. In addition, we continue to see strong demand for our EDI services and have signed up over 15,700 providers by the end of the second quarter and have generated $2.9 million in revenues during the quarter."

Mr. Kang added, "Earlier this week, we announced the acquisition of Wismer Martin, a subsidiary of Physician Computer Network, Inc. (PCN). We are excited about this transaction as it strengthens our leadership position by adding approximately 1,000 additional client sites in the Pacific Northwest market." He continued, "Medical Manager also entered into an exclusive arrangement to provide web-based physician portal services and clinical e-commerce transactions to PCN's entire client base. As we anticipate the closing of our pending merger with Synetic, we look forward to working closely with CareInsite (Nasdaq: CARI - news) Synetic's healthcare e-commerce subsidiary, to offer PCN customers these services."

Medical Manager Corporation develops, markets, implements and supports The Medical Manager physician practice management system, which addresses the financial, administrative, clinical and practice management needs of physicians. Since its development in 1982, The Medical Manager software's installed base has grown to more than 25,000 client sites representing 130,000 physicians, making it the most widely installed physician practice management system in the United States.

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                                                                   EXHIBIT 99.1

The Medical Manager web site is located at http://www.medicalmanager.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"). These statements are based on current plans and expectations of Medical Manager Corporation and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the success of the marketing, sales, and installation of the Company's products, success of the beta listing program for the latest version of the Company's software, continued demand for the Company's products by the independent resellers, risks associated with the Company's acquisition program, variations in stock prices, changes in government regulations, competition, and risks of operations and growth of newly acquired businesses. Forward-looking information provided by the Company under the Act should be evaluated in the context of the foregoing factors and the risk factors described in the Company's filings with the Securities and Exchange Commission, including its April 23, 1998 prospectus and 1998 form
10-K. The Company expressly disclaims any intent or obligation to update these forward-looking statements.



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                                                                   EXHIBIT 99.1

                          MEDICAL MANAGER CORPORATION
                            Statements of Operations
                 (In thousands, except earnings per share data)


                                                 Three Months Ended            Six months Ended
                                                      June 30,                     June 30,
                                                1999           1998           1999            1998
Revenue
     Systems                                  $ 27,026       $ 21,868       $ 54,711       $ 41,916
     Maintenance and other                      17,421         12,740         31,460         24,178
        Total revenue                           44,447         34,608         86,171         66,094

Cost of revenue
     Systems                                    13,281          9,983         26,252         19,844
     Maintenance and other                       8,951          7,095         16,758         13,353
        Total costs of revenue                  22,232         17,078         43,010         33,197
        Gross margin                            22,215         17,530         43,161         32,897

Operating expenses
     Selling, general and administrative        11,207          8,896         21,697         16,759
     Research and development                    1,394          1,139          2,690          2,165
     Depreciation and amortization               1,317            813          2,507          1,553
        Total operating expenses                13,918         10,848         26,894         20,477
        Income from operations                   8,297          6,682         16,267         12,420

Other income (expense)
     Interest expense                              (12)           (31)           (23)          (160)
     Interest income                               688            383          1,262            452
     Other income (expense)                          2            (15)            21              2

Income before income taxes                       8,975          7,019         17,527         12,714
Income taxes                                     3,140          2,351          6,132          4,497


Net income                                    $  5,835       $  4,668       $ 11,395       $  8,217

Basic net income per common share             $   0.26       $   0.22       $   0.51       $   0.39

Shares used in computing Basic EPS              22,480         21,702         22,479         21,161

Diluted net income per common share           $   0.25       $   0.21       $   0.48       $   0.37

Shares used in computing Diluted EPS            23,591         22,680         23,499         22,100